Exhibit (a)(1)(D)

Offer to Purchase for Cash
All Outstanding Shares of Common Stock
of
STANLEY, INC.
at
$37.50 NET PER SHARE
Pursuant to the Offer to Purchase dated May 20, 2010
by
CGI FAIRFAX CORPORATION
a wholly owned subsidiary of
CGI FEDERAL INC.
an indirect wholly owned subsidiary of
CGI GROUP INC.

THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00 MIDNIGHT, NEW YORK CITY TIME, ON THURSDAY, JUNE 17, 2010, UNLESS THE OFFER IS EXTENDED.

May 20, 2010

To Brokers, Dealers, Commercial Banks, Trust Companies and Other Nominees:

We have been engaged by CGI Fairfax Corporation, a Delaware corporation (“CGI-Fairfax”) and a wholly owned subsidiary of CGI Federal Inc., a Delaware corporation (“CGI-US”) and an indirect wholly owned subsidiary of CGI Group Inc., a corporation organized under the laws of the Province of Québec, Canada (“CGI”), to act as Dealer Manager in connection with CGI-Fairfax’s offer to purchase (the “Offer”) all outstanding shares of common stock, par value $0.01 per share (the “Shares”), of Stanley, Inc., a Delaware corporation (“Stanley”), at a purchase price of $37.50 per Share net to the seller in cash, without interest and less any required withholding taxes, upon the terms and subject to the conditions set forth in the Offer to Purchase, dated May 20, 2010 (the “Offer to Purchase”), and the related Letter of Transmittal enclosed herewith.

For your information and for forwarding to your clients for whom you hold Shares registered in your name or in the name of your nominee, we are enclosing the following documents:

1. The Offer to Purchase, dated May 20, 2010;

2. The Letter of Transmittal for your use in accepting the Offer and tendering Shares and for the information of your clients, together with “Guidelines for Certification of Taxpayer Identification Number on Substitute Form W-9” providing information relating to backup federal income tax withholding;

3. A Notice of Guaranteed Delivery to be used to accept the Offer if the Shares and all other required documents cannot be delivered to Computershare Investor Services Inc. (the “Depositary”) by the Expiration Date (as defined in the Offer to Purchase) or if the procedure for book-entry transfer cannot be completed by the Expiration Date;

4. Stanley’s Solicitation/Recommendation Statement on Schedule 14D-9;

5. A form of letter which may be sent to your clients for whose accounts you hold Shares registered in your name or in the name of your nominee, with space provided for obtaining such clients’ instructions with regard to the Offer; and

6. A return envelope addressed to the Depositary for your use only.

The Offer is conditioned upon, among other things, the satisfaction of: (i) the Minimum Tender Condition (as defined herein), (ii) the Governmental Approval Conditions (as defined herein), and (iii) the other conditions set forth in this Offer to Purchase (this “Offer to Purchase”).

The term “Minimum Tender Condition” is defined in “The Tender Offer — Section 15 — Certain Conditions of the Offer” in the Offer to Purchase and generally requires that the number of outstanding shares of common stock, par value $0.01 per share (the “Shares”), of Stanley, which have been validly tendered and not withdrawn prior to the expiration of the Offer, represents at least a majority of the Fully Diluted Shares (as defined herein). The Term “Governmental Approval Conditions” is also defined in “The Tender Offer — Section 15 — Certain Conditions of the Offer” in the Offer to Purchase and refers to (a) the filing and compliance under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, (b) review by the Committee on Foreign Investment in the United States pursuant to the Exon-Florio Amendment to Section 721 of the Defense Production Act of 1950, (c) approval by the Defense Security Service of the United States Department of Defense, and (d) 60 days having elapsed following notice under the International Traffic in Arms Regulations. The Offer is also subject to other important conditions set forth in this Offer to Purchase. The Offer is not subject to a financing condition.

We urge you to contact your clients as promptly as possible. Please note that the Offer and withdrawal rights will expire at 12:00 Midnight, New York City time, on Thursday, June 17, 2010, unless the Offer is extended. Previously tendered Shares may be withdrawn at any time until the Offer has expired and, if CGI-Fairfax has not accepted such Shares for payment by July 18, 2010, such Shares may be withdrawn at any time after that date until CGI-Fairfax accepts Shares for payment.

The Offer is being made according to the Agreement and Plan of Merger, dated as of May 6, 2010 (the “Merger Agreement”), by and among CGI, CGI-US, CGI-Fairfax and Stanley under which, following the completion of the Offer and the satisfaction or waiver of certain conditions, CGI-Fairfax will be merged with and into Stanley with Stanley surviving the merger as a wholly owned subsidiary of CGI-US (the “Merger”). As of the effective time of the Merger, each outstanding Share (other than Shares owned by Stanley’s stockholders who are entitled to and properly exercise appraisal rights under Delaware law) will be converted into the right to receive the price per Share paid in the Offer, payable to the holder in cash, without interest, as set forth in the Merger Agreement and as described in the Offer to Purchase.

The Board of Directors of Stanley has unanimously: (i) deemed it advisable and in the best interests of the Stanley and its stockholders that Stanley enter into the Merger Agreement and consummate the Offer, the Merger and the other transactions contemplated by the Merger Agreement, (ii) declared that the Offer, the Merger and the other transactions contemplated by the Merger Agreement are fair to, and in the best interests of, Stanley and its stockholders, (iii) approved the form, terms and conditions of the Merger Agreement and approved the Offer, the Merger and the other transactions contemplated by the Merger Agreement and (iv) recommended that Stanley’s stockholders accept the Offer, tender their Shares pursuant to the Offer and, if required by applicable law, vote their Shares in favor of adoption of the Merger Agreement.

For Shares to be properly tendered pursuant to the Offer, (a) the share certificates or confirmation of receipt of such Shares under the procedure for book-entry transfer, together with a properly completed and duly executed Letter of Transmittal, including any required signature guarantees, or an “Agent’s Message” (as defined in the Offer to Purchase) in the case of book-entry transfer, and any other documents required in the Letter of Transmittal, must be timely received by the Depositary or (b) the tendering stockholder must comply with the guaranteed delivery procedures, all in accordance with the Offer to Purchase and Letter of Transmittal. UNDER NO CIRCUMSTANCES WILL INTEREST BE PAID ON THE PURCHASE PRICE OF THE SHARES TO BE PAID BY CGI-FAIRFAX, REGARDLESS OF ANY EXTENSION OF THE OFFER OR ANY DELAY IN MAKING SUCH PAYMENT.

CGI-Fairfax will not pay any fees or commissions to any broker or dealer or other person (other than the Depositary and the Information Agent as described in the Offer to Purchase) for soliciting tenders of Shares pursuant to the Offer. CGI-Fairfax will, however, upon request, reimburse brokers, dealers, commercial banks and trust companies for reasonable and necessary costs and expenses incurred by them in forwarding materials to their customers. CGI-Fairfax will pay all stock transfer taxes applicable to its purchase of Shares pursuant to the Offer, subject to Instruction 6 of the Letter of Transmittal.

Any inquiries you may have with respect to the Offer should be addressed to the Information Agent or the undersigned at the addresses and telephone numbers set forth on the back cover of the Offer to Purchase. Additional copies of the enclosed materials may be obtained from the Information Agent.

Very truly yours,

Deutsche Bank Securities Inc.

Nothing contained herein or in the enclosed documents shall constitute you the agent of CGI-Fairfax, the Dealer Manager, the Information Agent or the Depositary or any affiliate of any of them or authorize you or any other person to use any document or make any statement on behalf of any of them in connection with the Offer other than the enclosed documents and the statements contained therein.

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